As filed with the Securities and Exchange Commission on January 8, 2007
Registration No. 333-137400

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8
TO REGISTRATION STATEMENT ON FORM S-4
UNDER
THE SECURITIES ACT OF 1933

NATIONAL CITY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation or Organization)
34-1111088

(I.R.S. Employer Identification No.)

1900 East Ninth Street Cleveland, Ohio	44114

(Address of Principal Executive Offices)	(Zip Code)
2002 Incentive Stock Benefit Plan
Savings Plan for Employees of Fidelity Bank & Trust
Fidelity Federal Bank & Trust Employee Stock Ownership Plan

(Full Title of the Plans)
David L. Zoeller, Esq.
Executive Vice President and General Counsel
National City Corporation
1900 East Ninth Street
Cleveland, Ohio 44114

(Name and Address of Agent For Service)
(216) 222-2000

(Telephone Number, Including Area Code, of Agent For Service)
     This Post-Effective Amendment No. 1 covers shares of the registrant’s common stock previously registered, and the registration fees were previously paid. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 also covers an indeterminate amount of interests to be offered or sold pursuant to Savings Plan for Employees of Fidelity Bank & Trust.
INTRODUCTORY STATEMENT
On January 5, 2007, National City Corporation (“National City”) acquired Fidelity Bankshares, Inc. (“Fidelity”) pursuant to an Agreement and Plan of Merger by and between National City and Fidelity, dated as of July 26, 2006 (the “Merger Agreement”). National City filed a S-4 registration statement

(333-137400), as amended, in connection with the transaction. As part of the consummation of the transaction contemplated by the Merger Agreement, National City, the registrant, is assuming Fidelity’s obligations under the benefit plans listed below. The purpose of this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 is to allocate 2,310,180 shares of National City common stock, $4.00 par value (“Common Stock”), issuable under the following employee benefit plans assumed by National City pursuant to the Merger Agreement: (i) 93,045 shares under the 2002 Incentive Stock Benefit Plan, (ii) 827,654 shares under the Savings Plan for Employees of Fidelity Bank & Trust and (iii) 1,389,481 shares under the Fidelity Federal Bank & Trust Employee Stock Ownership Plan (collectively, the shares and the benefit plans are hereinafter referred to as the “Shares” and the “Plans,” respectively). This Post-Effective Amendment No. 1 also covers an indeterminate amount of interests to be offered or sold pursuant to the Savings Plan for Employees of Fidelity Bank & Trust.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     National City hereby incorporates by reference in this registration statement:
(1)	Annual Report on Form 10-K for the year ended December 31, 2005 filed by National City.

(2)	Annual Report on Form 11-K for the year ended December 31, 2005 filed by Fidelity.

(3)	All other reports filed by National City pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).

(4)	Description of National City’s Common Stock set forth in the Form S-4 registration statement filed on September 8, 2006.
     All documents filed by National City pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement, but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that such statement is modified or superseded by a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall be deemed not, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities
     The Common Stock to be offered pursuant to the Plans is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel
     Certain legal matters, including the validity of the securities, have been passed upon by the National City Corporation Law Department. Members of the National City Corporation Law Department

beneficially own shares of National City Common Stock and/or participate in benefits plans offered by National City.
Item 6. Indemnification of Directors and Officers
     Under Section 145 of the Delaware General Corporation Law (the “DGCL”), directors, officers, employees and other individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of National City — a “derivative action”) if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of National City, and, regarding any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions. The DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to National City. To the extent that a person otherwise eligible to be indemnified is successful on the merits of any claim or defense described above, indemnification for expenses (including attorneys’ fees) actually and reasonably incurred is mandated by the DGCL.
     Article VI of National City’s By-laws provides that National City must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made party to, is threatened to be made a party to, or is involved in, any action, suit or proceeding because he is or was a director, officer or employee of National City or of any subsidiary (or was serving at the request of National City as a director, trustee, officer, employee or agent of another entity) while serving in such capacity against all expenses, liabilities or loss incurred by such person in connection therewith. The amount of any indemnification to which any person shall otherwise be entitled under Article VI shall be reduced to the extent that such person shall otherwise be entitled to valid and collectible indemnification provided by a subsidiary of National City or any other source.
     Article VI of National City’s By-laws also provides that National City may pay expenses incurred in defending the proceedings specified above in advance of their final disposition. National City may advance expenses to any director, officer or employee only upon delivery to National City of an undertaking by the indemnified party stating that he has reasonably incurred or will reasonably incur actual expenses in defending an actual civil or criminal suit, action or proceeding in his capacity as such director, officer or employee, or arising out of his status as such director, officer or employee, and that he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.
     Finally, Article VI of National City’s By-laws provides that National City may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, regardless of whether National City has the power or obligation to indemnify that person against such expense, liability or loss under the provisions of Article VI.
     The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of National City’s Certificate or By-laws, or otherwise. Additionally, no amendment to National City’s Certificate can increase the liability of any director or officer for any act or omission by him prior to such amendment.
Item 7. Exemption From Registration Claimed
     None

Item 8. Exhibits
     The following exhibits are filed with, or incorporated by referenced into, this registration statement:

4.1	Amended and Restated Certificate of Incorporation of National City Corporation dated April 13, 1999 (filed as Exhibit 3.2 to National City’s Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2000, and incorporated herein by reference) related to capital stock of National City Corporation.
4.2	National City Corporation First Restatement of By-laws adopted April 27, 1987 (as Amended through February 28, 2005) (filed as Exhibit 3(ii) to National City’s Current Report on Form 8-K filed on February 28, 2005, and incorporated herein by reference) related to stockholder rights.
4.3	Certificate of Designation Rights and Preferences of the Series D Non-voting Convertible Preferred Stock Without Par Value of National City Corporation (filed as Exhibit 3.3 to National City Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and incorporated herein by reference).
4.3	National City agrees to furnish upon request to the Commission a copy of each instrument defining the rights of holders of Senior and Subordinated debt of National City.
5*	Opinion of National City Corporation Law Department.
23.1*	Consent of National City Law Department (included in Exhibit 5).
23.2	Consent of Ernst & Young LLP (relating to National City).
23.3	Consent of Deloitte & Touche LLP
23.4	Consent of Cherry, Bekaert & Holland, L.L.P.
24*	Power of Attorney

* previously filed
     National City undertakes that the Savings Plan for Employees of Fidelity Bank & Trust and any amendments thereto have been or will be submitted to the Internal Revenue Service (the “IRS”) in a timely manner and all changes required by the IRS in order to qualify such plans have been or will be made.
Item 9. Undertakings
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, National City certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Post-Effective Amendment No. 1 to Form S-4 on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on this 8th day of January, 2007.

NATIONAL CITY CORPORATION

By	/s/ Thomas A. Richlovsky

Thomas A. Richlovsky Senior Vice President and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 8, 2007.

/s/ David A. Daberko* David A. Daberko	Chairman and Chief Executive Officer (Principal Executive Officer)
/s/ Jeffrey D. Kelly Jeffrey D. Kelly	Vice Chairman and Chief Financial Officer (Principal Financial Officer)
/s/ Thomas A. Richlovsky Thomas A. Richlovsky	Senior Vice President and Treasurer (Principal Accounting Officer)
/s/ Jon E. Barfield* Jon E. Barfield	Director
/s/ James S. Broadhurst* James S. Broadhurst	Director
/s/ Christopher M. Connor* Christopher M. Connor	Director
/s/ Bernadine P. Healy, M.D.* Bernadine P. Healy, M.D.	Director
/s/ S. Craig Lindner* S. Craig Lindner	Director
/s/ Paul A. Ormond* Paul A. Ormond	Director
/s/ Gerald L. Shaheen* Gerald L. Shaheen	Director
/s/ Jerry Sue Thornton, Ph.D.* Jerry Sue Thornton, Ph.D.	Director
/s/ Morry Weiss* Morry Weiss	Director
* David L. Zoeller, Executive Vice President and General Counsel of National City, as attorney-in-fact, signs this document on behalf of the above-named officers and directors pursuant to powers of attorney duly executed by such officers and directors and previously filed.

/s/ David L. Zoeller* David L. Zoeller, attorney-in-fact

     Savings Plan for Employees of Fidelity Bank & Trust. Pursuant to the requirements of the Securities Act of 1933, the Benefits Committee of Fidelity Bank and Trust, the administrator of the Savings Plan for Employees of Fidelity Bank & Trust, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on January 8, 2007.

Savings Plan for Employees of Fidelity Bank & Trust

By	/s/ Vince A. Elhilow

Vince A. Elhilow